UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

Dominari Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rockefeller Plaza, 11th Floor

New York, NY 10020

(703) 992-9325

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	DOMH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 3, 2023, George Way, 56, was appointed as the Chief Financial Officer of Dominari Holdings Inc. (the “Company”). In his most recent role, Mr. Way served as Director of Finance and Accounting at Steward Partners from May 2017 to March 2023. He received his Bachelor of Business Administration from Pace University and is a Certified Public Accountant in the State of New York. He has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Way and any other person pursuant to which he was appointed as an officer of the Company.

In accordance with the terms of Mr. Way’s Employment Agreement with the Company, dated as of March 29, 2023 (the “Employment Agreement”), he will serve as the Company’s Chief Financial Officer for an initial term of three (3) years. Mr. Way’s base salary is $350,000 per year, subject to regular annual review, payable in accordance with the standard payroll practices of the Company, and subject to all withholdings and deductions, as required by law. The Employment Agreement also provides for a grant of restricted stock to Mr. Way in an amount equal to 2.0% of the Company’s outstanding common stock on March 29, 2023, on or before April 18, 2023. This restricted stock award has not yet been granted. Upon grant, the award will vest in equal amounts over a period of three (3) years on the anniversary of the grant date, subject to certain rights of acceleration upon a change of control and as otherwise provided in the Employment Agreement. Mr. Way is also entitled to an annual bonus, as determined by the Company’s Compensation Committee, based on certain performance criteria, provided that such annual bonus will not be less than $50,000 for fiscal year 2023. Annual bonuses and all stock-based compensation are subject to certain clawback rights as provided in the Employment Agreement.

 Mr. Way is also entitled to the payment or reimbursement of all reasonable out-of-pocket expenses. Pursuant to the terms of the Employment Agreement, Mr. Way is also provided with all health and other benefits provided by the Company to its senior executive employees.

The Employment Agreement also provides for customary events of termination of employment and provides that in the event of termination as a result of Mr. Way’s death or disability, Mr. Way is entitled to severance consisting of (i) six (6) months of his then current base salary; (ii) payment on a pro-rated basis of an annual bonus for the year of termination (which shall be deemed to equal 50% of his then current base salary); (iii) any unpaid annual bonus earned for the prior year; and (iv) any other payments earned in connection with any bonus plan to which Mr. Way was a participant as of the date of death or disability. In the event of termination of Mr. Way’s employment (i) as a result of the non-renewal of the Employment Agreement by the Company at the end of the then current term, (ii) by Mr. Way, for Good Reason (as such term is defined in the Employment Agreement), or (iii) by the Company, without Cause (as such term is defined in the Employment Agreement), then Mr. Way is entitled to the same severance as provided above. Additionally, if termination is by Mr. Way, for Good Reason, or by the Company, without Cause, or upon a change in control, then all equity grants held by Mr. Way will immediately vest.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit No.	Description
10.1*	Employment Agreement, made and entered into as of March 29, 2023, by and between Dominari Holdings Inc. and George M. Way
99.1*	Press Release Announcing George Way as the Chief Financial Officer of Dominari Holdings Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2023	DOMINARI HOLDINGS INC.

	By:	/s/ Anthony Hayes
	Name:	Anthony Hayes
	Title:	Chief Executive Officer

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